Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q2 FY16 Results with 6% Comp Sales Growth and 7% Adjusted Earnings Per Share Increase; Raises Full Year Comp and EPS Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 18, 2015--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended August 1, 2015. Net sales for the second quarter of Fiscal 2016 increased 6% to $7.4 billion and consolidated comparable store sales increased 6% over last year’s 3% increase. Net income for the second quarter was $549 million and diluted earnings per share were $.80, a 7% increase over the prior year’s adjusted $.75, which excluded a $.02 per share debt extinguishment charge from reported earnings per share of $.73.

For the first half of Fiscal 2016, net sales were $14.2 billion, a 6% increase over last year. Consolidated comparable store sales for the first half of Fiscal 2016 increased 5%. Net income for the first half of Fiscal 2016 was $1.0 billion. Diluted earnings per share were $1.49, an 8% increase over the prior year’s adjusted $1.38, which excluded a $.01 per share debt extinguishment charge from reported earnings per share of $1.37.

Carol Meyrowitz, Chairman and Chief Executive Officer of The TJX Companies, Inc., stated, “We are extremely pleased that our momentum continued in the second quarter. Our 6% consolidated comparable store sales growth and 7% adjusted EPS growth significantly exceeded our expectations. It was great to see that comp sales were entirely driven by customer traffic – our fifth consecutive quarter of sequential traffic improvement – and that we had strong sales across all of our divisions. Our flexible model and ability to offer an eclectic, exciting merchandise mix at outstanding values continues to resonate with consumers in all of our geographies. We were also very pleased with our solid merchandise margins. We are proud of our strong comp sales, traffic increases and merchandise margins, all of which are core to a successful retail business. We enter the back half of the year in an excellent position to keep our momentum going and have many exciting initiatives planned. I am convinced that our gift-giving selections will be better than ever this year, and that our fall and holiday marketing campaigns will keep attracting more shoppers to our stores. Above all, we will be offering consumers amazing values every day! The third quarter is off to a solid start and we are raising our full year comp sales and earnings per share guidance. Today, we are a nearly $30 billion retailer with a clear vision for growth, a differentiated apparel and home fashions business, and world-class organization. Looking ahead, we are confident that we will achieve, and hope to surpass, our plans as we continue to bring value around the world and grow TJX to a $40 billion-plus company!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2016	FY2015	FY2016	FY2015
In the U.S.:
Marmaxx[5,6]	+4%	+2%	$4,806	$4,494
HomeGoods	+9%	+5%	$895	$773
International:
TJX Canada	+12%	+3%	$699	$696
TJX Europe	+5%	+6%	$963	$954

TJX	+6%	+3%	$7,364	$6,917

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com and tkmaxx.com sales. 3Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of T.J. Maxx and Marshalls. 6Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a four percentage point negative impact on consolidated net sales growth in the second quarter of Fiscal 2016 versus the prior year. The overall net impact of foreign currency exchange rates had a neutral impact on second quarter Fiscal 2016 earnings per share, the same as last year’s impact.

For the first six months of Fiscal 2016, the movement in foreign currency exchange rates had a three percentage point negative impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.04 negative impact on earnings per share in the first six months of Fiscal 2016, compared with a $.02 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the second quarter of Fiscal 2016, the Company’s consolidated pretax profit margin was 12.0%, a 0.3 percentage point decrease compared with the prior year’s adjusted 12.3% margin, which excluded an approximately 0.3 percentage point debt extinguishment charge (referred to above) from the reported margin of 12.0%.

Gross profit margin for the second quarter of Fiscal 2016 was 29.1%, up 0.5 percentage points versus the prior year, primarily due to buying and occupancy leverage on the 6% comp growth. Merchandise margins were flat to last year despite a negative impact from transactional foreign exchange at the Company’s international divisions and increased supply chain costs related to a substantial increase in units sold during the quarter.

Selling, general and administrative costs as a percent of sales were 16.9%, up 0.7 percentage points versus the prior year’s ratio, primarily due to a combination of the Company’s wage initiative, incremental investments and pension costs, as the Company had anticipated, as well as a contribution to The TJX Foundation.

Inventory

Total inventories as of August 1, 2015, were $3.7 billion, compared with $3.4 billion at the end of the second quarter last year. Consolidated inventories on a per-store basis as of August 1, 2015, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 1% on a reported basis (up 4% on a constant currency basis). The Company enters the third quarter in an excellent inventory position to take advantage of the plentiful buying opportunities for branded, quality merchandise it is seeing in the marketplace and ship fresh assortments throughout the fall and holiday seasons.

Shareholder Distributions

During the second quarter, the Company repurchased a total of $440 million of TJX stock, retiring 6.6 million shares. For the first half of Fiscal 2016, the Company spent a total of $855 million in repurchases of TJX stock, retiring 12.7 million shares. The Company continues to expect to repurchase approximately $1.8 to $1.9 billion of TJX stock in Fiscal 2016. The Company may adjust this amount up or down depending on various factors.

Third Quarter and Full Year Fiscal 2016 Outlook

For the third quarter of Fiscal 2016, the Company expects diluted earnings per share to be in the range of $.80 to $.82 compared to $.85 last year. This guidance reflects an assumption that the combination of foreign currency, transactional foreign exchange, the Company’s wage initiative, incremental investments to support growth, and pension costs would have a 13% negative impact on EPS growth. The Company expects the foreign currency impact to third quarter EPS growth to be significantly greater than originally planned due to the continued decline of the Canadian Dollar. This EPS outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company is raising its full year earnings per share guidance. For the fiscal year ending January 30, 2016, the Company now expects diluted earnings per share to be in the range of $3.24 to $3.28 versus $3.15 in Fiscal 2015. Excluding a $.01 debt extinguishment charge in Fiscal 2015, this guidance would represent a 3% to 4% increase over the adjusted $3.16 in Fiscal 2015. This EPS raise reflects the benefit from the Company’s strong second quarter and a higher comp store sales growth assumption for the second half of the year, largely offset by expected additional foreign currency headwinds and higher supply chain costs than originally planned. The guidance for EPS growth also reflects a 9% negative impact from the same factors affecting estimated EPS growth in the third quarter, detailed above. This EPS outlook is now based upon a raised estimate of consolidated comparable store sales growth of 3% to 4%.

The Company’s earnings guidance for the third quarter and full year Fiscal 2016 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the third quarter.

Stores by Concept

During the second quarter ended August 1, 2015, the Company increased its store count by a net of 20 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,126	1,130	32.4	32.4
Marshalls	987	990	30.0	30.0
HomeGoods	498	503	12.4	12.5
Sierra Trading Post	6	6	0.2	0.2
TJX Canada:
Winners	239	240	6.8	6.8
HomeSense	97	97	2.3	2.3
Marshalls	39	39	1.2	1.2
TJX Europe:
T.K. Maxx	416	423	12.8	13.0
HomeSense	33	33	0.7	0.7

TJX	3,441	3,461	98.7	99.0

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of August 1, 2015, the end of the Company’s second quarter, the Company operated a total of 3,461 stores in seven countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, and Austria, and three e-commerce sites. These include 1,130 T.J. Maxx, 990 Marshalls, 503 HomeGoods and 6 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 240 Winners, 97 HomeSense, and 39 Marshalls stores in Canada; and 423 T.K. Maxx and 33 HomeSense stores, as well as tkmaxx.com, in Europe. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2016 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chairman and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2016 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 25, 2015, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment, training and retention; labor costs and workforce challenges; economic conditions and consumer spending; data security; information systems and new technology; adverse or unseasonable weather; serious disruptions or catastrophic events; seasonal influences; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014

Net sales	$7,363,731	$6,917,212	$14,229,368	$13,408,388

Cost of sales, including buying and occupancy costs	5,219,191	4,935,856	10,139,432	9,613,856
Selling, general and administrative expenses	1,247,538	1,122,758	2,416,195	2,195,808
Loss on early extinguishment of debt	-	16,830	-	16,830
Interest expense, net	10,808	11,150	22,432	20,745

Income before provision for income taxes	886,194	830,618	1,651,309	1,561,149
Provision for income taxes	336,859	312,994	627,373	589,208

Net income	$549,335	$517,624	$1,023,936	$971,941

Diluted earnings per share	$0.80	$0.73	$1.49	$1.37

Cash dividends declared per share	$0.21	$0.175	$0.42	$0.35

Weighted average common shares – diluted	685,322	705,200	688,579	709,220

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	August 1, 2015	August 2, 2014

ASSETS
Current assets:
Cash and cash equivalents	$1,910.8	$2,183.3
Short-term investments	327.5	285.0
Accounts receivable and other current assets	680.7	623.3
Current deferred income taxes, net	128.2	114.0
Merchandise inventories	3,749.6	3,388.2

Total current assets	6,796.8	6,593.8

Property, net of depreciation	3,996.0	3,776.0
Other assets	239.7	240.8
Goodwill and tradename, net of amortization	308.5	311.4

TOTAL ASSETS	$11,341.0	$10,922.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,259.0	$2,148.4
Accrued expenses and other current liabilities	1,901.9	1,676.5

Total current liabilities	4,160.9	3,824.9

Other long-term liabilities	888.2	727.9
Non-current deferred income taxes, net	391.9	470.7
Long-term debt	1,624.0	1,623.8

Shareholders’ equity	4,276.0	4,274.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,341.0	$10,922.0

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	26 Weeks Ended
	August 1, 2015	August 2, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,023.9	$971.9
Depreciation and amortization	298.5	291.7
Loss on early extinguishment of debt	-	16.8
Deferred income tax provision	(14.9)	9.6
Share-based compensation	43.8	42.0
(Increase) in accounts receivable and other assets	(109.1)	(74.4)
(Increase) in merchandise inventories	(525.3)	(406.9)
Increase in accounts payable	249.6	367.2
(Decrease) in accrued expenses and other liabilities	(15.5)	(122.5)
Other	(22.4)	(7.0)

Net cash provided by operating activities	928.6	1,088.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(404.9)	(425.1)
Purchases of investments	(225.6)	(193.5)
Sales and maturities of investments	159.7	195.2
Net cash (used in) investing activities	(470.8)	(423.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	749.5
Payments on early extinguishment of debt	-	(416.4)
Payments for repurchase of common stock	(851.1)	(799.8)
Proceeds from issuance of common stock	48.0	30.5
Cash dividends paid	(262.9)	(224.3)
Other	34.0	7.0
Net cash (used in) financing activities	(1,032.0)	(653.5)

Effect of exchange rate changes on cash	(8.8)	22.1

Net (decrease) increase in cash and cash equivalents	(583.0)	33.6
Cash and cash equivalents at beginning of year	2,493.8	2,149.7

Cash and cash equivalents at end of period	$1,910.8	$2,183.3

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales:
In the United States:
Marmaxx	$4,805,883	$4,493,878	$9,301,293	$8,728,633
HomeGoods	895,378	773,071	1,775,571	1,530,223
TJX Canada	699,347	695,924	1,319,559	1,304,344
TJX Europe	963,123	954,339	1,832,945	1,845,188
Total net sales	$7,363,731	$6,917,212	$14,229,368	$13,408,388

Segment profit:
In the United States:
Marmaxx	$715,546	$685,614	$1,367,849	$1,308,688
HomeGoods	112,135	94,635	233,434	192,840
TJX Canada	119,681	95,024	164,853	139,047
TJX Europe	50,874	55,614	77,229	93,875
Total segment profit	998,236	930,887	1,843,365	1,734,450

General corporate expense	101,234	72,289	169,624	135,726
Loss on early extinguishment of debt	-	16,830	-	16,830
Interest expense, net	10,808	11,150	22,432	20,745
Income before provision for income taxes	$886,194	$830,618	$1,651,309	$1,561,149

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the second quarter ended August 1, 2015, TJX repurchased 6.6 million shares of its common stock at a cost of $440 million. For the six months ended August 1, 2015, TJX repurchased 12.7 million shares of its common stock at a cost of $855 million. In February 2015 the Company announced an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. During last year’s second quarter the Company issued $750 million of 2.75% seven year notes and used a portion of the proceeds to redeem its $400 million 4.20% notes prior to their scheduled maturity. The redemption of the 4.2% notes resulted in a pre-tax loss on the early extinguishment of debt of $16.8 million during the second quarter ended August 2, 2014. The charge for the early extinguishment of this debt reduced net income for the fiscal 2015 second quarter by $.02 per share.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323